Exhibit 99.1

1Q23 Key Financial Data	1Q23 Highlights

PROFITABILITY METRICS	1Q23	4Q22	1Q22
Return on average assets (%)	1.03	.59	1.09

Return on average common equity (%)	14.1	8.0	12.7

Return on tangible common equity (%) (a)	22.0	11.5	16.6

Net interest margin (%)	3.10	3.01	2.44

Efficiency ratio (%) (a)	63.2	63.3	62.8
INCOME STATEMENT (b)	1Q23	4Q22	1Q22
Net interest income (taxable-equivalent basis)	$4,668	$4,325	$3,200

Noninterest income	$2,507	$2,043	$2,396

Net income attributable to U.S. Bancorp	$1,698	$925	$1,557

Diluted earnings per common share	$1.04	$.57	$.99

Dividends declared per common share	$.48	$.48	$.46
BALANCE SHEET (b)	1Q23	4Q22	1Q22
Average total loans	$386,750	$359,811	$312,966

Average total deposits	$510,324	$481,834	$454,176

Net charge-off ratio	.39%	.64%	.21%

Book value per common share (period end)	$30.12	$28.71	$29.87

Basel III standardized CET1 (c)	8.5%	8.4%	9.8%

(a) See Non-GAAP Financial Measures reconciliation on page 18
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

•  Net income of $1,881 million and diluted earnings per common share of $1.16 as adjusted for merger and integration-related charges associated with the acquisition of MUFG Union Bank (“MUB”)

•  Net revenue of $7,175 million including $4,668 million of net interest income and $2,507 million of noninterest income

•  Net interest margin of 3.10%, an increase of 9 basis points on a linked quarter basis, driven by the impact of earning asset mix and related yields

•  Merger and integration-related charges of $244 million ($183 million net-of-tax or $(0.12) per diluted common share)

•  Return on average assets of 1.15% and return on average common equity of 15.7%, as adjusted for merger and integration-related charges related to the acquisition of MUB

•  On a taxable-equivalent basis, net interest income increased 45.9 percent year-over-year and 7.9 percent linked quarter due to the impact of the acquisition of MUB and rising interest rates on earning assets, partially offset by deposit pricing

•  Average total loan growth of 23.6% year-over-year and 7.5% on a linked quarter basis

•  Average total deposit growth of 12.4% year-over-year and 5.9% on a linked quarter basis

•  CET1 capital ratio of 8.5% at March 31, 2023, compared with 8.4% at December 31, 2022

CEO Commentary

“Our financial performance this quarter demonstrates how our scale, differentiated business mix, and through-the-cycle approach to risk management converge to drive industry-leading returns to shareholders anchored by a strong balance sheet. Our first quarter diluted earnings per common share, as adjusted, totaled $1.16, revenues exceeded $7 billion for the first time in our Company’s history, and we delivered a reported return on tangible common equity of 22.0%. The strength and stability of our balance sheet is foundational to the Company, and our commitment to managing the business with a long-term view is unwavering. Our strong liquidity position is enhanced by a well-diversified deposit profile and access to ample alternative funding sources. Our common equity tier 1 capital ratio ended the quarter at our target level of 8.5%, and we expect that ratio to expand over the next several quarters as we realize the accretive benefit of recently-acquired Union Bank. The integration is proceeding as planned, and we continue to target conversion over the upcoming Memorial Day weekend. I’d like to thank our employees for their commitment to doing the right thing for customers and communities every day.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

U.S. Bank Named One of the 2023 World’s Most Ethical Companies

For the ninth consecutive year, U.S. Bank has been named one of the World’s Most Ethical Companies by Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. Ethisphere recognized 135 honorees that span 19 countries and more than 35 industries. U.S. Bank is one of four honorees in the banking category and the largest of the two U.S.-based banks recognized by Ethisphere.

U.S. Bank Helping Customers Manage Cash Flow

U.S. Bank continues to implement additional changes to help consumer and business clients avoid fees. Since late 2022, U.S. Bank has eliminated Extended Overdraft Fees for consumer and business accounts that are eight or more days continuously overdrawn, discontinued non-sufficient funds (NSF) fees for business accounts (consumer NSF fees were removed in early 2022), eliminated Return Deposit Item fees for consumer accounts, and removed overdraft fees for Authorize Positive Settle Negative (APSN) transaction scenarios for consumer and business accounts.

Key Metrics

•	MUB transition progressing as planned and we remain on track for conversion over Memorial Day weekend

•	Tangible common equity accretion of 7.5% in 1Q23

•	Robust liquidity profile highlighted by total available liquidity of $315 billion and a year-end 2022 Liquidity Coverage Ratio (LCR) of 122%

•	High quality deposit base with insured deposits accounting for 51% of total deposits. Of the uninsured deposits, approximately 80% are retail customers or operational in nature.

•	Deposit balances were relatively stable from March 8, 2023, to the end of the quarter

•	Superior credit quality and diversified loan portfolio; commercial real estate office accounts for 2% of total loans and 1% of total commitments

        Investor contact: George Andersen, 612.303.3620 | Media contact: Jeff Shelman, 612.303.9933

.	U.S. Bancorp First Quarter 2023 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)						ADJUSTED (a) (b)
				Percent Change				Percent Change
	1Q	4Q	1Q	1Q23 vs	1Q23 vs	1Q	4Q	1Q23 vs	1Q23 vs
	2023	2022	2022	4Q22	1Q22	2023	2022	4Q22	1Q22
Net interest income	$4,634	$4,293	$3,173	7.9	46.0	$4,634	$4,293	7.9	46.0
Taxable-equivalent adjustment	34	32	27	6.3	25.9	34	32	6.3	25.9
Net interest income (taxable-equivalent basis)	4,668	4,325	3,200	7.9	45.9	4,668	4,325	7.9	45.9
Noninterest income	2,507	2,043	2,396	22.7	4.6	2,507	2,442	2.7	4.6
Total net revenue	7,175	6,368	5,596	12.7	28.2	7,175	6,767	6.0	28.2
Noninterest expense	4,555	4,043	3,502	12.7	30.1	4,311	3,953	9.1	23.1
Income before provision and income taxes	2,620	2,325	2,094	12.7	25.1	2,864	2,814	1.8	36.8
Provision for credit losses	427	1,192	112	(64.2)	nm	427	401	6.5	nm
Income before taxes	2,193	1,133	1,982	93.6	10.6	2,437	2,413	1.0	23.0
Income taxes and taxable-equivalent adjustment	489	203	424	nm	15.3	550	531	3.6	29.7
Net income	1,704	930	1,558	83.2	9.4	1,887	1,882	.3	21.1
Net (income) loss attributable to noncontrolling interests	(6)	(5)	(1)	(20.0)	nm	(6)	(5)	(20.0)	nm
Net income attributable to U.S. Bancorp	$1,698	$925	$1,557	83.6	9.1	$1,881	$1,877	.2	20.8
Net income applicable to U.S. Bancorp common shareholders	$1,592	$853	$1,466	86.6	8.6	$1,773	$1,801	(1.6)	20.9
Diluted earnings per common share	$1.04	$.57	$.99	82.5	5.1	$1.16	$1.20	(3.3)	17.2

  (a) 1Q23 excludes $244 million ($183 million net-of-tax) of merger and integration-related charges. 4Q22 excludes notable items associated with the MUB acquisition, including $399 million ($297 million net-of-tax) of losses primarily related to balance sheet repositioning and capital management actions, $90 million ($67 million net-of-tax) of merger and integration-related charges and $791 million ($588 million net-of-tax) related to the initial provision for credit losses and optimization activities.

(b) See Non-GAAP Financial Measures reconciliation on page 18

On December 1, 2022, the Company completed the acquisition of MUFG Union Bank. As such, the first quarter of 2023 incorporates the full benefit of the acquisition into the reported results. The fourth quarter of 2022 reflected one month of results from MUB. Both periods reflect the impact of recognizing purchase accounting fair value marks to market and credit related marks to both the balance sheet and the accretion of these purchase accounting adjustments to the income statement in accordance with generally accepted accounting principles. The following table provides a summary of the impacts from MUB included in the operating results of the Company, excluding the impacts of notable items.

MUFG UNION BANK ACQUISITION IMPACT HIGHLIGHTS
($ in millions)
	1Q23	4Q22(a)
Loans
Average balances	$52,770	$18,342	1Q23 Net Deposit Outflows
End of period balances	52,280	53,080	($ in billions)
			Deal-related:
Deposits			MUB transitional customers	$4.7
Average balances	$78,238	$28,553	Divestitures	1.1
End of period balances	70,889	81,992	Seasonal flows	3.4
			Other flows	1.9

Net interest income (taxable-equivalent basis) (b)	$705	$255		$11.1

Noninterest income (c)	127	47

Total net revenue	832	302
Noninterest expense (d)	546	221

Income before provision and income taxes	$286	$81

(a) Includes activity from the date of acquisition (December 1, 2022) through December 31, 2022
(b) Net of intercompany funding activity between U.S. Bank National Association and MUFG Union Bank
(c) Net of the impact of balance sheet repositioning and capital management actions taken in connection with the acquisition
(d) Net of merger and integration charges

U.S. Bancorp First Quarter 2023 Results

On a reported basis, net income attributable to U.S. Bancorp was $1,698 million for the first quarter of 2023, which was $141 million higher than the $1,557 million for the first quarter of 2022 and $773 million higher than the $925 million for the fourth quarter of 2022. Diluted earnings per common share were $1.04 in the first quarter of 2023, compared with $0.99 in the first quarter of 2022 and $0.57 in the fourth quarter of 2022. The first quarter of 2023 included $183 million, or $(0.12) per diluted common share, of merger and integration-related charges associated with the acquisition of MUB. The fourth quarter of 2022 included $(952) million, or $(0.63) per diluted common share, of notable items associated with the MUB acquisition, including the impact of certain transactions to support balance sheet repositioning and capital management actions, merger and integration-related charges and the initial provision for credit losses. On an adjusted basis, excluding the impacts of these notable items, net income applicable to common shareholders was $1.8 billion, representing a 20.9 percent increase from the first quarter of 2022, and diluted earnings per common share were $1.16 in the first quarter of 2023, compared with $0.99 per share a year ago, representing a 17.2 percent increase.

The increase in net income year-over-year was driven by higher total net revenue, partially offset by higher provision expense, and noninterest expense, including the merger and integration-related charges. Pretax income excluding merger and integration-related charges in the current quarter increased 23.0 percent compared with a year ago. Net interest income increased 45.9 percent on a year-over-year taxable-equivalent basis due to the impact of rising interest rates on earning assets and the impacts of the MUB acquisition. The net interest margin increased to 3.10 percent in the first quarter of 2023 from 2.44 percent in the first quarter of 2022 primarily due to the impact of higher rates on earning assets and the acquisition of MUB. Noninterest income increased 4.6 percent compared with a year ago driven by higher payment services revenue, trust and investment management fees, and commercial products revenue, partially offset by lower mortgage banking revenue and losses on securities. Noninterest expense increased 30.1 percent (23.1 percent excluding merger and integration-related charges), primarily driven by MUB operating expenses, including core deposit intangible amortization expense and higher legacy compensation expense to support business growth. Provision for credit losses increased $315 million compared with the first quarter of 2022 driven by the acquisition of MUB, normalizing credit losses and continued economic uncertainty.

Net income increased 83.6 percent on a linked quarter basis reflecting the impact of the MUB acquisition, which contributed to higher total net revenue, and lower provision for credit losses, partially offset by higher noninterest expense. Pretax income excluding the merger and integration-related charges in the current quarter and the prior quarter notable items increased 1.0 percent on a linked quarter basis. Net interest income increased 7.9 percent on a taxable-equivalent basis due to the impacts of the MUB acquisition, partially offset by deposit pricing. The net interest margin increased to 3.10 percent in the first quarter of 2023 from 3.01 percent in the fourth quarter of 2022 primarily due to the impact of higher rates on earning assets and loan growth, partially offset by deposit pricing. Excluding the impact of the fourth quarter of 2022 notable items, noninterest income increased 2.7 percent compared with the fourth quarter of 2022 driven by higher trust and investment management fees, commercial products revenue and mortgage banking revenue, partially offset by higher losses on securities and lower other noninterest income. Excluding merger and integration-related charges related to the acquisition of MUB, noninterest expense increased 9.1 percent on a linked quarter basis driven by MUB operating expenses, core deposit intangible amortization, higher compensation expense and other noninterest expense. Provision for credit losses decreased primarily due to the impact of the initial provision for credit losses related to the acquisition of MUB in the prior quarter, partially offset by an increase related to normalizing credit losses and continued economic uncertainty.

U.S. Bancorp First Quarter 2023 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	1Q 2023	4Q 2022	1Q 2022	1Q23 vs 4Q22	1Q23 vs 1Q22

Components of net interest income
Income on earning assets	$6,999	$6,008	$3,445	$991	$3,554
Expense on interest-bearing liabilities	2,331	1,683	245	648	2,086
Net interest income	$4,668	$4,325	$3,200	$343	$1,468

Average yields and rates paid
Earning assets yield	4.65%	4.17%	2.62%	.48%	2.03%
Rate paid on interest-bearing liabilities	2.06	1.55	.26	.51	1.80
Gross interest margin	2.59%	2.62%	2.36%	(.03)%	.23%
Net interest margin	3.10%	3.01%	2.44%	.09%	.66%

Average balances
Investment securities (a)	$166,125	$166,993	$174,762	$(868)	$(8,637)
Loans	386,750	359,811	312,966	26,939	73,784
Interest-bearing deposits with banks	43,305	35,565	29,851	7,740	13,454
Earning assets	607,614	572,678	529,837	34,936	77,777
Interest-bearing liabilities	458,074	430,600	378,223	27,474	79,851

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the first quarter of 2023 was $4,668 million, an increase of $1,468 million (45.9 percent) over the first quarter of 2022. The increase was primarily due to the impact of rising interest rates on earning assets and the acquisition of MUB. Average earning assets were $77.8 billion (14.7 percent) higher than the first quarter of 2022, reflecting increases of $73.8 billion (23.6 percent) in average total loans and $13.5 billion (45.1 percent) in average interest-bearing deposits with banks, while average investment securities decreased $8.6 billion (4.9 percent) driven by balance sheet repositioning and liquidity management in connection with the acquisition of MUB. The decrease in average investment securities year-over-year was due to sales of securities in both the legacy portfolio and acquired portfolio, partially offset by the increase due to acquired MUB securities.

Net interest income on a taxable-equivalent basis increased $343 million (7.9 percent) on a linked quarter basis primarily due to the impacts of the MUB acquisition, partially offset by two fewer days in the quarter and deposit pricing. Average earning assets were $34.9 billion (6.1 percent) higher on a linked quarter basis, reflecting increases of $26.9 billion (7.5 percent) in average loans and $7.7 billion (21.8 percent) in average interest-bearing deposits with banks. Average investment securities decreased by $868 million reflecting balance sheet repositioning and liquidity management in connection with the acquisition of MUB.

The net interest margin in the first quarter of 2023 was 3.10 percent, compared with 2.44 percent in the first quarter of 2022 and 3.01 percent in the fourth quarter of 2022. The increase in the net interest margin from the prior year was primarily due to the impact of higher rates on earning assets and the acquisition of MUB. The increase in the net interest margin on a linked quarter basis reflected the impact of rising interest rates on earning assets and loan growth, partially offset by deposit pricing.

U.S. Bancorp First Quarter 2023 Results

AVERAGE LOANS
($ in millions)				Percent Change
	1Q 2023	4Q 2022	1Q 2022	1Q23 vs 4Q22	1Q23 vs 1Q22

Commercial	$131,227	$128,269	$107,819	2.3	21.7
Lease financing	4,456	4,649	5,003	(4.2)	(10.9)
Total commercial	135,683	132,918	112,822	2.1	20.3

Commercial mortgages	43,627	34,997	28,826	24.7	51.3
Construction and development	11,968	10,725	10,258	11.6	16.7
Total commercial real estate	55,595	45,722	39,084	21.6	42.2

Residential mortgages	116,287	97,092	77,449	19.8	50.1

Credit card	25,569	25,173	21,842	1.6	17.1

Retail leasing	5,241	5,774	7,110	(9.2)	(26.3)
Home equity and second mortgages	12,774	11,927	10,394	7.1	22.9
Other	35,601	41,205	44,265	(13.6)	(19.6)
Total other retail	53,616	58,906	61,769	(9.0)	(13.2)

Total loans	$386,750	$359,811	$312,966	7.5	23.6

Average total loans for the first quarter of 2023 were $73.8 billion (23.6 percent) higher than the first quarter of 2022. The increase was driven by growth in the Company’s legacy loan portfolio as well as $52.8 billion in average loan balances from the MUB acquisition, which are primarily reflected in commercial loans, commercial mortgages and residential mortgages. Increases in commercial loans (21.7 percent), total commercial real estate loans (42.2 percent), residential mortgages (50.1 percent) and credit card loans (17.1 percent) were partially offset by lower total other retail loans (13.2 percent). The increase in legacy portfolio commercial loans was due to higher utilization driven by working capital needs of corporate customers, slower pay-offs given higher volatility in the capital markets and core growth. The increase in legacy residential mortgages was driven by on-balance sheet loan activities and slower refinancing activity. The increase in credit card loans was primarily driven by higher spend volumes, account growth and lower payment rates.

Average total loans were $26.9 billion (7.5 percent) higher than the fourth quarter of 2022 primarily due to the $34.4 billion impact of a full quarter of the MUB acquisition, partially offset by a decrease in the legacy portfolio. Increases in commercial loans (2.3 percent), total commercial real estate loans (21.6 percent) and residential mortgages (19.8 percent) were primarily driven by the MUB acquisition. The increases were partially offset by lower total other retail loans (9.0 percent).

U.S. Bancorp First Quarter 2023 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q23 vs	1Q23 vs
	2023	2022	2022	4Q22	1Q22

Noninterest-bearing deposits	$129,741	$118,912	$127,963	9.1	1.4
Interest-bearing savings deposits
Interest checking	129,350	124,522	115,062	3.9	12.4
Money market savings	146,970	135,949	119,588	8.1	22.9
Savings accounts	68,827	67,991	66,978	1.2	2.8
Total savings deposits	345,147	328,462	301,628	5.1	14.4
Time deposits	35,436	34,460	24,585	2.8	44.1
Total interest-bearing deposits	380,583	362,922	326,213	4.9	16.7

Total deposits	$510,324	$481,834	$454,176	5.9	12.4

Average total deposits for the first quarter of 2023 were $56.1 billion (12.4 percent) higher than the first quarter of 2022, including the impact of the MUB acquisition. Average noninterest-bearing deposits increased $1.8 billion (1.4 percent) driven by the impact of the acquisition of MUB, partially offset by a decrease across legacy Company business lines. Average total savings deposits were $43.5 billion (14.4 percent) higher year-over-year driven by the acquisition of MUB and increases within Corporate and Commercial Banking and Wealth Management and Investment Services, partially offset by a decrease in Consumer and Business Banking. Average time deposits were $10.9 billion (44.1 percent) higher than the prior year first quarter mainly due to the acquisition of MUB and an increase within Consumer and Business Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits grew $28.5 billion (5.9 percent) from the fourth quarter of 2022, including the impact of a full quarter of the MUB acquisition. On a linked quarter basis, average noninterest-bearing deposits increased $10.8 billion (9.1 percent) primarily driven by the acquisition of MUB, partially offset by decreases across legacy Company business lines. Average total savings deposits increased $16.7 billion (5.1 percent) driven by the acquisition of MUB, partially offset by decreases within Corporate and Commercial Banking and Consumer and Business Banking. Average time deposits were $1.0 billion (2.8 percent) higher on a linked quarter basis mainly within Consumer and Business Banking and due to the acquisition of MUB, partially offset by decreases within Corporate and Commercial Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

The first quarter 2023 industry disruption contributed to the decrease in legacy Company deposits but was not meaningful to the overall balance sheet or deposit composition. The Company maintains a diverse and stable funding base that includes a mix of both consumer and operational wholesale deposits. Consumer deposits account for more than 50 percent of total deposits and a significant portion of the operational wholesale deposits are contractual or relationship based, not yield-seeking. At March 31, 2023, approximately 51 percent of deposits are insured through the FDIC insurance fund. Of the uninsured deposits, approximately 80 percent of these deposits are retail customers or operational in nature, creating greater stability to these deposits. In addition, the Company has total available liquidity representing 126 percent of uninsured balances.

U.S. Bancorp First Quarter 2023 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q23 vs	1Q23 vs
	2023	2022	2022	4Q22	1Q22

Card revenue	$360	$384	$338	(6.3)	6.5
Corporate payment products revenue	189	178	158	6.2	19.6
Merchant processing services	387	385	363	.5	6.6
Trust and investment management fees	590	571	500	3.3	18.0
Service charges	324	314	333	3.2	(2.7)
Commercial products revenue	334	264	266	26.5	25.6
Mortgage banking revenue	128	104	200	23.1	(36.0)
Investment products fees	68	58	62	17.2	9.7
Securities gains (losses), net	(32)	--	18	nm	nm
Other	159	184	158	(13.6)	.6
Total before balance sheet optimization	2,507	2,442	2,396	2.7	4.6
Balance sheet optimization	--	(399)	--	nm	--

Total noninterest income	$2,507	$2,043	$2,396	22.7	4.6

First quarter noninterest income of $2,507 million was $111 million (4.6 percent) higher than the first quarter of 2022 driven by stronger payment services revenue, trust and investment management fees, and commercial products revenue, partially offset by lower mortgage banking revenue and losses on securities. Payment services revenue increased $77 million (9.0 percent) compared with the first quarter of 2022. Card revenue increased $22 million (6.5 percent) driven by higher sales volume and the acquisition of MUB, corporate payment products revenue increased $31 million (19.6 percent) due to higher business spending across all product groups and merchant processing services revenue increased $24 million (6.6 percent) driven by higher sales volume and merchant fees. Trust and investment management fees increased $90 million (18.0 percent) driven by lower money market fund fee waivers and core business growth, partially offset by unfavorable market conditions. Commercial products revenue increased $68 million (25.6 percent) driven by higher trading revenue and the acquisition of MUB. Mortgage banking revenue decreased $72 million (36.0 percent) reflecting lower application volume, given declining refinancing activities experienced in the mortgage industry, lower related gain on sale margins and fewer sales of performing loans, partially offset by a favorable change in the valuation of mortgage servicing rights, net of hedging activities.

Noninterest income was $464 million (22.7 percent) higher in the first quarter of 2023 compared with the fourth quarter of 2022. The fourth quarter of 2022 included $(399) million of balance sheet repositioning and capital management actions taken in connection with the MUB acquisition. Excluding the fourth quarter notable items, first quarter noninterest income was $65 million (2.7 percent) higher than the fourth quarter of 2022 driven by higher trust and investment management fees, commercial products revenue and mortgage banking revenue, partially offset by losses on securities and lower other noninterest income. Trust and investment management fees increased $19 million (3.3 percent) driven by the acquisition of MUB. Commercial products revenue increased $70 million (26.5 percent) driven by an increase in corporate bond fees, as well as higher trading account revenue. Mortgage banking revenue increased $24 million (23.1 percent) reflecting an increase in the fair value of mortgage servicing rights, net of hedging activities, and higher gain on sale margins. Other noninterest income decreased $25.0 million (13.6 percent) excluding the prior quarter notable items, primarily due to lower tax-advantaged investment syndication revenue.

U.S. Bancorp First Quarter 2023 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	1Q 2023	4Q 2022	1Q 2022	1Q23 vs 4Q22	1Q23 vs 1Q22

Compensation and employee benefits	$2,646	$2,402	$2,249	10.2	17.7
Net occupancy and equipment	321	290	269	10.7	19.3
Professional services	134	173	114	(22.5)	17.5
Marketing and business development	122	144	80	(15.3)	52.5
Technology and communications	503	459	421	9.6	19.5
Other intangibles	160	85	47	88.2	nm
Other	425	400	322	6.3	32.0
Total before merger and integration	4,311	3,953	3,502	9.1	23.1
Merger and integration charges	244	90	--	nm	nm

Total noninterest expense	$4,555	$4,043	$3,502	12.7	30.1

First quarter noninterest expense of $4,555 million was $1,053 million (30.1 percent) higher than the first quarter of 2022. Included in the first quarter of 2023 were merger and integration-related charges associated with the acquisition of MUB of $244 million. Excluding the first quarter merger and integration-related charges, first quarter noninterest expense increased $809 million (23.1 percent) compared with the first quarter of 2022, driven by the impact of MUB operating expenses, core deposit intangible amortization expense, higher compensation expense and higher other noninterest expense. Compensation expense increased $397 million (17.7 percent) compared with the first quarter of 2022 primarily due to MUB expense as well as merit and hiring to support business growth and lower capitalized loan costs driven by lower mortgage production, partially offset by lower performance-based incentives. Intangible amortization increased $113 million driven by the core deposit intangible created as a result of the MUB acquisition. Other noninterest expense increased $103 million (32.0 percent) due to lower prior year accruals related to future delivery exposures for merchant and airline processing and other liabilities, higher FDIC insurance expense driven by an increase in the assessment base and rate and MUB expense.

Noninterest expense increased $512 million (12.7 percent) on a linked quarter basis. Excluding merger and integration-related charges of $244 million in the first quarter of 2023 and $90 million in the fourth quarter of 2022, first quarter noninterest expense increased $358 million (9.1 percent) driven by the impact of MUB operating expenses, core deposit intangible amortization, higher compensation expense and other noninterest expense. Compensation expense increased $244 million (10.2 percent) primarily due to MUB expense, higher performance-based incentives and lower capitalized loan costs driven by lower mortgage production, partially offset by lower variable compensation. Intangible amortization increased $75 million (88.2 percent) driven by the core deposit intangible created as a result of the MUB acquisition. Other noninterest expense increased $25 million (6.3 percent) due to MUB expense, higher FDIC insurance expense driven by an increase in the assessment base and rate and lower prior quarter accruals related to future delivery exposures for merchant and airline processing and other liabilities, partially offset by lower costs related to tax-advantaged projects.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2023 resulted in a tax rate of 22.3 percent on a taxable-equivalent basis (effective tax rate of 21.1 percent), compared with 21.4 percent on a taxable-equivalent basis (effective tax rate of 20.3 percent) in the first quarter of 2022, and a tax rate of 17.9 percent on a taxable-equivalent basis (effective tax rate of 15.5 percent) in the fourth quarter of 2022.

U.S. Bancorp First Quarter 2023 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	1Q 2023	% (a)	4Q 2022	% (a)	3Q 2022	% (a)	2Q 2022	% (a)	1Q 2022	% (a)
Balance, beginning of period	$7,404		$6,455		$6,255		$6,105		$6,155
Change in accounting principle (b)	(62)		--		--		--		--
Allowance for acquired credit losses (c)	127		336		--		--		--
Net charge-offs USB Combined	282	.30	210	.23	162	.19	161	.20	162	.21
Acquisition impact (d)	91		368		--		--		--

Total net charge-offs	373	.39	578	.64	162	.19	161	.20	162	.21
Provision for credit losses
USB Combined	427		401		362		311		112
Balance sheet optimization impact	--		129		--		--		--
Acquisition impact of initial provision	--		662		--		--		--

Total provision for credit losses	427		1,192		362		311		112
Other changes	--		(1)		--		--		--

Balance, end of period	$7,523		$7,404		$6,455		$6,255		$6,105

Components
Allowance for loan losses	$7,020		$6,936		$6,017		$5,832		$5,664
Liability for unfunded credit commitments	503		468		438		423		441

Total allowance for credit losses	$7,523		$7,404		$6,455		$6,255		$6,105

Allowance for credit losses as a percentage of
Period-end loans (%)	1.94		1.91		1.88		1.88		1.91
Nonperforming loans (%)	660		762		1,025		863		798
Nonperforming assets (%)	637		729		953		812		753

(a)  Annualized and calculated on average loan balances

(b)  Effective January 1, 2023, the Company adopted accounting guidance which removed the separate recognition and measurement of troubled debt restructurings

(c)   Allowance for purchased credit deteriorated and charged-off loans acquired from MUB

(d)  1Q23 included $91 million of net charge-offs related to initial purchase accounting adjustments for MUB acquired loans. 4Q22 included $179 million of net charge-offs related to uncollectible MUB acquired loans, of which the majority of this balance related to loans that were previously charged-off by MUB, as well as $189 million of net charge-offs related to balance sheet repositioning and capital management actions taken in connection with the acquisition.

SUMMARY OF NET CHARGE-OFFS
($ in millions)	1Q 2023	% (a)	4Q 2022	% (a)	3Q 2022	% (a)	2Q 2022	% (a)	1Q 2022	% (a)
Net charge-offs
Commercial	$42	.13	$133	.41	$24	.08	$28	.10	$26	.10
Lease financing	5	.46	5	.43	3	.25	2	.16	6	.49

Total commercial	47	.14	138	.41	27	.08	30	.10	32	.12
Commercial mortgages	115	1.07	25	.28	(6)	(.08)	(2)	(.03)	--	--
Construction and development	2	.07	17	.63	--	--	8	.33	(5)	(.20)

Total commercial real estate	117	.85	42	.36	(6)	(.06)	6	.06	(5)	(.05)
Residential mortgages	(1)	--	(3)	(.01)	(5)	(.02)	(9)	(.04)	(6)	(.03)

Credit card	175	2.78	175	2.76	119	1.96	118	2.08	112	2.08

Retail leasing	1	.08	1	.07	1	.06	--	--	1	.06
Home equity and second mortgages	(1)	(.03)	--	--	(2)	(.07)	(3)	(.11)	(2)	(.08)
Other	35	.40	225	2.17	28	.26	19	.17	30	.27

Total other retail	35	.26	226	1.52	27	.18	16	.11	29	.19

Total net charge-offs	$373	.39	$578	.64	$162	.19	$161	.20	$162	.21

Gross charge-offs	$469		$669		$275		$276		$280
Gross recoveries	$96		$91		$113		$115		$118

(a) Annualized and calculated on average loan balances

U.S. Bancorp First Quarter 2023 Results

The Company’s provision for credit losses for the first quarter of 2023 was $427 million, compared with $1,192 million in the fourth quarter of 2022 and $112 million in the first quarter of 2022. The fourth quarter of 2022 provision included the initial provision for credit losses of $662 million related to the MUB acquisition and the provision impact of balance sheet repositioning and capital management actions taken in connection with the acquisition in the fourth quarter of $129 million. Excluding these prior quarter notable items, the first quarter of 2023 provision was $26 million (6.5 percent) higher than the fourth quarter of 2022 and $315 million higher than the first quarter of 2022. During 2022 and continuing into 2023, economic uncertainty and recession risk have been increasing due to rising interest rates, inflationary concerns, market volatility, and pressure on corporate earnings related to these factors. Expected loss estimates consider various factors including customer specific information impacting changes in risk ratings, projected delinquencies, and the impact of economic deterioration on borrowers’ liquidity and ability to repay. While these credit quality factors have continued to perform better than pre-pandemic levels, the changing economic outlook is contributing to increased provision for credit losses. Consumer portfolio credit losses are stabilizing amid rising delinquencies and lower collateral values. We also anticipate some stress in commercial portfolios as the impact of rising interest rates filters through financials and commercial real estate valuations.

Total net charge-offs in the first quarter of 2023 were $373 million, compared with $578 million in the fourth quarter of 2022 and $162 million in the first quarter of 2022. Net charge-offs for the first quarter of 2023 included $91 million of charge-offs related to uncollectible acquired loans, considered purchase credit deteriorated as of the date of the MUB acquisition. Net charge-offs for the fourth quarter of 2022 included $179 million of charge-offs related to uncollectible acquired loans previously charged-off and acquisition alignment, and $189 million of charge-offs related to balance sheet repositioning and capital management actions taken in connection with the acquisition of MUB. The net charge-off ratio was 0.39 percent in the first quarter of 2023 (0.30 percent excluding the impact of the MUB acquisition-related charge-offs), compared with 0.64 percent in the fourth quarter of 2022 (0.23 percent excluding the impact of the MUB acquisition-related items noted above) and 0.21 percent in the first quarter of 2022. Net charge-offs, excluding the impact of the current quarter and prior quarter MUB acquisition-related items noted above, increased $72 million (34.3 percent) compared with the fourth quarter of 2022 and $120 million (74.1 percent) compared with the first quarter of 2022, reflecting higher charge-offs in most loan categories consistent with normalizing credit conditions.

The allowance for credit losses was $7,523 million at March 31, 2023, compared with $7,404 million at December 31, 2022, and $6,105 million at March 31, 2022. The allowance for credit losses at March 31, 2023, included a $(62) million impact from a change in accounting principle related to discontinuing the separate recognition and measurement of troubled debt restructurings. The increase in the allowance for credit losses on a linked quarter basis was primarily driven by increasing economic uncertainty and normalizing credit losses. The increase in the allowance for credit losses compared with the prior year quarter was primarily driven by economic uncertainty. The ratio of the allowance for credit losses to period-end loans was 1.94 percent at March 31, 2023, compared with 1.91 percent at December 31, 2022, and at March 31, 2022. The ratio of the allowance for credit losses to nonperforming loans was 660 percent at March 31, 2023, compared with 762 percent at December 31, 2022, and 798 percent at March 31, 2022.

Nonperforming assets were $1,181 million at March 31, 2023, compared with $1,016 million at December 31, 2022, and $811 million at March 31, 2022. The ratio of nonperforming assets to loans and other real estate was 0.30 percent at March 31, 2023, compared with 0.26 percent at December 31, 2022, and 0.25 percent at March 31, 2022. The increase in nonperforming assets on a linked quarter basis was primarily due to higher total commercial real estate nonperforming loans. The year-over-year increase in nonperforming assets primarily reflected $491 million of nonperforming assets acquired from MUB. Accruing loans 90 days or more past due were $494 million at March 31, 2023, compared with $491 million at December 31, 2022, and $450 million at March 31, 2022.

U.S. Bancorp First Quarter 2023 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Mar 31 2023	Dec 31 2022	Sep 30 2022	Jun 30 2022	Mar 31 2022
Delinquent loan ratios - 90 days or more past due
Commercial	.05	.07	.03	.07	.06
Commercial real estate	.01	.01	.05	.01	--
Residential mortgages	.08	.08	.10	.12	.18
Credit card	1.00	.88	.74	.69	.74
Other retail	.12	.12	.11	.10	.11
Total loans	.13	.13	.11	.13	.14

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.18	.19	.12	.19	.21
Commercial real estate	.98	.62	.46	.53	.55
Residential mortgages	.33	.36	.35	.40	.45
Credit card	1.01	.88	.74	.69	.74
Other retail	.37	.37	.32	.35	.37
Total loans	.42	.38	.30	.35	.38

ASSET QUALITY (a)
($ in millions)
	Mar 31 2023	Dec 31 2022	Sep 30 2022	Jun 30 2022	Mar 31 2022
Nonperforming loans
Commercial	$150	$139	$92	$116	$139
Lease financing	28	30	30	32	35
Total commercial	178	169	122	148	174
Commercial mortgages	432	251	110	147	178
Construction and development	103	87	57	59	38
Total commercial real estate	535	338	167	206	216
Residential mortgages	292	325	211	223	214
Credit card	1	1	--	--	--
Other retail	133	139	130	148	161
Total nonperforming loans	1,139	972	630	725	765
Other real estate	23	23	24	23	23
Other nonperforming assets	19	21	23	22	23
Total nonperforming assets	$1,181	$1,016	$677	$770	$811

Accruing loans 90 days or more past due	$494	$491	$393	$423	$450

Nonperforming assets to loans plus ORE (%)	.30	.26	.20	.23	.25

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp First Quarter 2023 Results

COMMON SHARES
(Millions)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Beginning shares outstanding	1,531	1,486	1,486	1,486	1,484
Shares issued for stock incentive plans, acquisitions and other corporate purposes	3	45	--	--	3
Shares repurchased	(1)	--	--	--	(1)

Ending shares outstanding	1,533	1,531	1,486	1,486	1,486

CAPITAL POSITION				Preliminary Data
($ in millions)	Mar 31 2023	Dec 31 2022	Sep 30 2022	Jun 30 2022	Mar 31 2022

Total U.S. Bancorp shareholders’ equity	$52,989	$50,766	$47,513	$48,605	$51,200

Basel III Standardized Approach (a)
Common equity tier 1 capital	$42,027	$41,560	$44,094	$42,944	$41,950
Tier 1 capital	49,278	48,813	51,346	50,195	49,198
Total risk-based capital	59,920	59,015	60,738	58,307	57,403

Common equity tier 1 capital ratio	8.5%	8.4%	9.7%	9.7%	9.8%
Tier 1 capital ratio	10.0	9.8	11.2	11.4	11.5
Total risk-based capital ratio	12.1	11.9	13.3	13.2	13.4
Leverage ratio	7.5	7.9	8.7	8.6	8.6

Tangible common equity to tangible assets (b)	4.8	4.5	5.2	5.5	6.0
Tangible common equity to risk-weighted assets (b)	6.5	6.0	6.7	7.2	8.0

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	8.3	8.1	9.4	9.4	9.5

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 18

Total U.S. Bancorp shareholders’ equity was $53.0 billion at March 31, 2023, compared with $50.8 billion at December 31, 2022, and $51.2 billion at March 31, 2022. The Company suspended all common stock repurchases at the beginning of the third quarter of 2021, except for those done exclusively in connection with its stock-based compensation programs, due to its pending acquisition of MUB’s core regional banking franchise. The Company does not expect to evaluate potential repurchases until we achieve a CET1 ratio of 9.0 percent, at which point we will evaluate the potential capital requirements given the regulatory landscape.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 8.5 percent at March 31, 2023, compared with 8.4 percent at December 31, 2022, and 9.8 percent at March 31, 2022. The common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 8.3 percent at March 31, 2023, compared with 8.1 percent at December 31, 2022, and 9.5 percent at March 31, 2022.

U.S. Bancorp First Quarter 2023 Results

Investor Conference Call

On Wednesday, April 19, 2023 at 9 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 877-692-8955. Participants calling from outside the United States and Canada, please dial 234-720-6979. The access code for all participants is 6030554. For those unable to participate during the live call, a replay will be available at approximately 12 p.m. CT on Wednesday, April 19, 2023. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.”

About U.S. Bancorp

U.S. Bancorp, with approximately 77,000 employees and $682 billion in assets as of March 31, 2023, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. Union Bank, consisting primarily of retail banking branches on the West Coast, joined U.S. Bancorp in 2022. U.S. Bancorp has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2023 World’s Most Ethical Companies. Learn more at usbank.com/about.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”

Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:

•

Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;

•

Turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, which could affect the ability of depository institutions, including U.S. Bank National Association and MUFG Union Bank, N.A., to attract and retain depositors, and could affect the ability of financial services providers, including U.S. Bancorp, to borrow or raise capital;

•	Actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
•	Changes to regulatory capital, liquidity and resolution-related requirements applicable to large banking organizations in response to recent developments affecting the banking sector;
•

Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;

•	Changes in interest rates;
•	Increases in unemployment rates;
•	Deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans;
•	Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•	Impacts of current, pending or future litigation and governmental proceedings;

U.S. Bancorp First Quarter 2023 Results

•	Increased competition from both banks and non-banks;
•	Effects of climate change and related physical and transition risks;
•	Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•	Breaches in data security;
•	Failures or disruptions in or breaches of U.S. Bancorp’s operational or security systems or infrastructure, or those of third parties;
•	Failures to safeguard personal information;
•	Impacts of pandemics, including the COVID-19 pandemic, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•	Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•	Failure to execute on strategic or operational plans;
•	Effects of mergers and acquisitions and related integration;
•	Effects of critical accounting policies and judgments;
•	Effects of changes in or interpretations of tax laws and regulations;
•	Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•

The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2022, and subsequent filings with the Securities and Exchange Commission.

In addition, U.S. Bancorp’s acquisition of MUFG Union Bank presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the acquisition may not be realized or may take longer than anticipated to be realized; and the possibility that the combination of MUFG Union Bank with U.S. Bancorp, including the integration of MUFG Union Bank, may be more costly or difficult to complete than anticipated or have unanticipated adverse results.

In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp First Quarter 2023 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin, utilize net interest income on a taxable-equivalent basis.

The adjusted return on average assets, adjusted return on average common equity, adjusted net income and adjusted diluted earnings per common share exclude notable items related to the acquisition of MUFG Union Bank. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,
(Unaudited)	2023	2022
Interest Income
Loans	$5,277	$2,599
Loans held for sale	31	60
Investment securities	1,074	717
Other interest income	582	42
Total interest income	6,964	3,418
Interest Expense
Deposits	1,505	80
Short-term borrowings	449	21
Long-term debt	376	144
Total interest expense	2,330	245
Net interest income	4,634	3,173
Provision for credit losses	427	112
Net interest income after provision for credit losses	4,207	3,061
Noninterest Income
Card revenue	360	338
Corporate payment products revenue	189	158
Merchant processing services	387	363
Trust and investment management fees	590	500
Service charges	324	333
Commercial products revenue	334	266
Mortgage banking revenue	128	200
Investment products fees	68	62
Securities gains (losses), net	(32)	18
Other	159	158
Total noninterest income	2,507	2,396
Noninterest Expense
Compensation and employee benefits	2,646	2,249
Net occupancy and equipment	321	269
Professional services	134	114
Marketing and business development	122	80
Technology and communications	503	421
Other intangibles	160	47
Merger and integration charges	244	--
Other	425	322
Total noninterest expense	4,555	3,502
Income before income taxes	2,159	1,955
Applicable income taxes	455	397
Net income	1,704	1,558
Net (income) loss attributable to noncontrolling interests	(6)	(1)
Net income attributable to U.S. Bancorp	$1,698	$1,557
Net income applicable to U.S. Bancorp common shareholders	$1,592	$1,466
Earnings per common share	$1.04	$.99
Diluted earnings per common share	$1.04	$.99
Dividends declared per common share	$.48	$.46
Average common shares outstanding	1,532	1,485
Average diluted common shares outstanding	1,532	1,486

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	March 31, 2023	December 31, 2022	March 31, 2022
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$67,228	$53,542	$44,303
Investment securities
Held-to-maturity	88,462	88,740	43,654
Available-for-sale	65,491	72,910	123,593
Loans held for sale	2,381	2,200	3,321
Loans
Commercial	137,326	135,690	117,470
Commercial real estate	55,158	55,487	39,191
Residential mortgages	116,948	115,845	78,487
Credit card	25,489	26,295	22,163
Other retail	52,945	54,896	61,623
Total loans	387,866	388,213	318,934
Less allowance for loan losses	(7,020)	(6,936)	(5,664)
Net loans	380,846	381,277	313,270
Premises and equipment	3,735	3,858	3,207
Goodwill	12,560	12,373	10,250
Other intangible assets	6,883	7,155	4,194
Other assets	54,791	52,750	40,725
Total assets	$682,377	$674,805	$586,517

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$124,595	$137,743	$129,793
Interest-bearing	380,744	387,233	331,753
Total deposits	505,339	524,976	461,546
Short-term borrowings	56,875	31,216	21,042
Long-term debt	42,045	39,829	32,931
Other liabilities	24,664	27,552	19,330
Total liabilities	628,923	623,573	534,849
Shareholders’ equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,699	8,712	8,515
Retained earnings	72,807	71,901	69,987
Less treasury stock	(25,193)	(25,269)	(27,193)
Accumulated other comprehensive income (loss)	(10,153)	(11,407)	(6,938)
Total U.S. Bancorp shareholders’ equity	52,989	50,766	51,200
Noncontrolling interests	465	466	468
Total equity	53,454	51,232	51,668
Total liabilities and equity	$682,377	$674,805	$586,517

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total equity	$53,454	$51,232	$47,978	$49,069	$51,668
Preferred stock	(6,808)	(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(465)	(466)	(465)	(464)	(468)
Goodwill (net of deferred tax liability) (1)	(11,575)	(11,395)	(9,165)	(9,204)	(9,304)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,611)	(2,792)	(735)	(780)	(762)
Tangible common equity (a)	31,995	29,771	30,805	31,813	34,326

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	42,027	41,560	44,094	42,944	41,950
Adjustments (2)	(866)	(1,299)	(1,300)	(1,300)	(1,298)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	41,161	40,261	42,794	41,644	40,652

Total assets	682,377	674,805	600,973	591,381	586,517
Goodwill (net of deferred tax liability) (1)	(11,575)	(11,395)	(9,165)	(9,204)	(9,304)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,611)	(2,792)	(735)	(780)	(762)
Tangible assets (c)	668,191	660,618	591,073	581,397	576,451

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	494,048 *	496,500	456,928	441,804	427,174
Adjustments (3)	(735)*	(620)	(337)	(317)	(351)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	493,313 *	495,880	456,591	441,487	426,823

Ratios*
Tangible common equity to tangible assets (a)/(c)	4.8%	4.5%	5.2%	5.5%	6.0%
Tangible common equity to risk-weighted assets (a)/(d)	6.5	6.0	6.7	7.2	8.0
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	8.3	8.1	9.4	9.4	9.5

	Three Months Ended

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net income applicable to U.S. Bancorp common shareholders	$1,592	$853	$1,718	$1,464	$1,466
Intangibles amortization (net-of-tax)	126	67	34	32	37
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,718	920	1,752	1,496	1,503
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	6,967	3,650	6,951	6,000	6,096

Average total equity	53,132	49,731	50,284	49,633	53,934
Average preferred stock	(6,808)	(6,808)	(6,808)	(6,808)	(6,619)
Average noncontrolling interests	(465)	(466)	(464)	(467)	(468)
Average goodwill (net of deferred tax liability) (1)	(11,444)	(9,202)	(9,192)	(9,246)	(9,320)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,681)	(1,637)	(758)	(783)	(779)
Average tangible common equity (g)	31,734	31,618	33,062	32,329	36,748

Return on tangible common equity (f)/(g)	22.0%	11.5%	21.0%	18.6%	16.6%

Net interest income	$4,634	$4,293	$3,827	$3,435	$3,173
Taxable-equivalent adjustment (4)	34	32	30	29	27
Net interest income, on a taxable-equivalent basis	4,668	4,325	3,857	3,464	3,200

Net interest income, on a taxable-equivalent basis
(as calculated above)	4,668	4,325	3,857	3,464	3,200
Noninterest income	2,507	2,043	2,469	2,548	2,396
Less: Securities gains (losses), net	(32)	(18)	1	19	18
Total net revenue, excluding net securities gains (losses) (h)	7,207	6,386	6,325	5,993	5,578

Noninterest expense (i)	4,555	4,043	3,637	3,724	3,502
Efficiency ratio (i)/(h)	63.2%	63.3%	57.5%	62.1%	62.8%
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars in Millions, Unaudited)	March 31, 2023	December 31, 2022
Net income applicable to U.S. Bancorp common shareholders	$1,592	$853
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(181)	(948)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	1,773	1,801

Average diluted common shares outstanding (b)	1,532	1,501
Diluted earnings per common share, excluding notable items (a)/(b)	$1.16	$1.20

Net income attributable to U.S. Bancorp	$1,698
Less: Notable items (1)	(183)
Net income attributable to U.S. Bancorp, excluding notable items	1,881
Annualized net income attributable to U.S. Bancorp, excluding notable items (c)	7,629

Average assets (d)	665,447
Return on average assets, excluding notable items (c)/(d)	1.15%

Net income applicable to U.S. Bancorp common shareholders, excluding notable items (as calculated above)	1,773
Annualized net income applicable to U.S. Bancorp common shareholders, excluding notable items (e)	7,191

Average common equity (f)	45,859
Return on average common equity, excluding notable items (e)/(f)	15.7%

Net charge-offs	$373	$578
Less: Notable items (2)	91	368
Net charge-offs, excluding notable items	282	210
Annualized net charge-offs, excluding notable items (g)	1,144	833

Average loan balances (h)	386,750	359,811
Net charge-off ratio, excluding notable items (g)/(h)	.30%	.23%
(1)	Notable items for the three months ended March 31, 2023 included $183 million (net-of-tax) of merger and integration charges.
Notable items for the three months ended December 31, 2022 included the following:
-	$399 million ($297 million net-of-tax) of losses primarily related to interest rate economic hedges, entered into after regulatory approval was obtained, to manage the impact of interest rate volatility on capital prior to closing the MUFG Union Bank acquisition.
-	$90 million ($67 million net-of-tax) of merger and integration charges.
-	$791 million ($588 million net-of-tax) of provision for credit losses related to acquired loans and balance sheet repositioning and capital management actions taken in connection with the acquisition.
(2)	Notable items for the three months ended March 31, 2023 included $91 million of net charge-offs related to initial purchase accounting adjustments for MUB acquired loans.

Notable items for the three months ended December 31, 2022 included $179 million of net charge-offs related to uncollectible MUB acquired loans, of which the majority of this balance related to loans that were previously charged-off by MUB, as well as $189 million of net charge-offs related to balance sheet repositioning and capital management actions taken in connection with the acquisition.

LINE OF BUSINESS FINANCIAL PERFORMANCE				Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change
Business Line	1Q 2023	4Q 2022	1Q 2022	1Q23 vs 4Q22	1Q23 vs 1Q22
Corporate and Commercial Banking	$580	$544	$408	6.6	42.2
Consumer and Business Banking	692	484	382	43.0	81.2
Wealth Management and Investment Services	399	427	229	(6.6)	74.2
Payment Services	335	231	375	45.0	(10.7)
Treasury and Corporate Support	(308)	(761)	163	59.5	nm
Consolidated Company	$1,698	$925	$1,557	83.6	9.1

	Income Before Provision and Taxes			Percent Change
	1Q 2023	4Q 2022	1Q 2022	1Q23 vs 4Q22	1Q23 vs 1Q22
Corporate and Commercial Banking	$777	$704	$549	10.4	41.5
Consumer and Business Banking	936	861	556	8.7	68.3
Wealth Management and Investment Services	520	571	313	(8.9)	66.1
Payment Services	673	652	630	3.2	6.8
Treasury and Corporate Support	(286)	(463)	46	38.2	nm
Consolidated Company	$2,620	$2,325	$2,094	12.7	25.1

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2023, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING	Preliminary data

($ in millions)				Percent Change
	1Q 2023	4Q 2022	1Q 2022	1Q23 vs 4Q22	1Q23 vs 1Q22
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,081	$986	$746	9.6	44.9
Noninterest income	309	235	247	31.5	25.1
Securities gains (losses), net	--	--	--	--	--
Total net revenue	1,390	1,221	993	13.8	40.0
Noninterest expense	587	507	444	15.8	32.2
Other intangibles	26	10	--	nm	nm
Total noninterest expense	613	517	444	18.6	38.1
Income before provision and taxes	777	704	549	10.4	41.5
Provision for credit losses	3	(21)	5	nm	(40.0)
Income before income taxes	774	725	544	6.8	42.3
Income taxes and taxable-equivalent adjustment	194	181	136	7.2	42.6
Net income	580	544	408	6.6	42.2
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$580	$544	$408	6.6	42.2

Average Balance Sheet Data
Loans	$150,436	$140,521	$115,867	7.1	29.8
Other earning assets	5,768	4,761	4,676	21.2	23.4
Goodwill	2,824	1,922	1,912	46.9	47.7
Other intangible assets	592	215	4	nm	nm
Assets	170,976	159,773	127,891	7.0	33.7

Noninterest-bearing deposits	58,447	54,591	63,010	7.1	(7.2)
Interest-bearing deposits	105,011	107,317	87,010	(2.1)	20.7
Total deposits	163,458	161,908	150,020	1.0	9.0

Total U.S. Bancorp shareholders’ equity	17,350	15,505	13,729	11.9	26.4

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking generated $777 million of income before provision and taxes in the first quarter of 2023, compared with $549 million in the first quarter of 2022, and contributed $580 million of the Company’s net income in the first quarter of 2023. The provision for credit losses decreased $2 million (40.0 percent) compared with the first quarter of 2022 primarily due to slower ending loan balance growth in the current year quarter. Total net revenue was $397 million (40.0 percent) higher due to an increase of $335 million (44.9 percent) in net interest income, and an increase of $62 million (25.1 percent) in total noninterest income. Net interest income increased due to the impacts of the MUB acquisition, higher loan balances and the impact of higher rates on the margin benefit from deposits, partially offset by lower spreads on loans and lower noninterest-bearing deposits. Total noninterest income increased primarily due to the MUB acquisition and higher commercial products revenue mainly due to higher trading revenue. Total noninterest expense increased $169 million (38.1 percent) compared with a year ago primarily due to higher FDIC insurance expense and higher net shared services expense driven by investment in support of business growth and the impacts of the MUB acquisition, including intangible amortization driven by the core deposit intangible.

        3

CONSUMER AND BUSINESS BANKING				Preliminary data
($ in millions)				Percent Change
	1Q 2023	4Q 2022	1Q 2022	1Q23 vs 4Q22	1Q23 vs 1Q22
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$2,315	$2,069	$1,500	11.9	54.3
Noninterest income	397	358	454	10.9	(12.6)
Securities gains (losses), net	--	--	--	--	--
Total net revenue	2,712	2,427	1,954	11.7	38.8
Noninterest expense	1,688	1,535	1,395	10.0	21.0
Other intangibles	88	31	3	nm	nm
Total noninterest expense	1,776	1,566	1,398	13.4	27.0
Income before provision and taxes	936	861	556	8.7	68.3
Provision for credit losses	13	216	48	(94.0)	(72.9)
Income before income taxes	923	645	508	43.1	81.7
Income taxes and taxable-equivalent adjustment	231	161	126	43.5	83.3
Net income	692	484	382	43.0	81.2
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$692	$484	$382	43.0	81.2

Average Balance Sheet Data
Loans	$170,132	$154,832	$140,429	9.9	21.2
Other earning assets	2,179	2,485	4,383	(12.3)	(50.3)
Goodwill	4,491	3,256	3,261	37.9	37.7
Other intangible assets	5,594	4,584	3,176	22.0	76.1
Assets	187,860	170,962	156,953	9.9	19.7

Noninterest-bearing deposits	43,496	35,702	31,265	21.8	39.1
Interest-bearing deposits	185,400	171,253	165,885	8.3	11.8
Total deposits	228,896	206,955	197,150	10.6	16.1

Total U.S. Bancorp shareholders’ equity	16,704	13,779	12,214	21.2	36.8

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $936 million of income before provision and taxes in the first quarter of 2023, compared with $556 million in the first quarter of 2022, and contributed $692 million of the Company’s net income in the first quarter of 2023. The provision for credit losses decreased $35 million (72.9 percent) compared with prior year due to more favorable product mix in the current year quarter. Total net revenue was higher by $758 million (38.8 percent) due to an increase of $815 million (54.3 percent) in net interest income, partially offset by a decrease in total noninterest income of $57 million (12.6 percent). Net interest income increased due to the impacts of the MUB acquisition and the favorable impact of higher rates on the margin benefit from deposits, partially offset by lower spreads on loans and lower loan fees. Total noninterest income decreased primarily due to lower mortgage banking revenue reflecting lower application volume, lower related gain on sale margins and fewer sales of loans. Noninterest income was also adversely impacted by lower residual gains on vehicle sales and the impact of pricing changes on deposit service charges, partially offset by the impact of the MUB acquisition. Total noninterest expense increased $378 million (27.0 percent) due to increases in net shared services expense due to investments in digital capabilities and the impact of the MUB acquisition, including intangible amortization driven by the core deposit intangible, as well as lower capitalized loan costs driven by lower mortgage production.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES				Preliminary data
($ in millions)				Percent Change
	1Q 2023	4Q 2022	1Q 2022	1Q23 vs 4Q22	1Q23 vs 1Q22
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$488	$522	$276	(6.5)	76.8
Noninterest income	700	653	595	7.2	17.6
Securities gains (losses), net	--	--	--	--	--
Total net revenue	1,188	1,175	871	1.1	36.4
Noninterest expense	651	595	548	9.4	18.8
Other intangibles	17	9	10	88.9	70.0
Total noninterest expense	668	604	558	10.6	19.7
Income before provision and taxes	520	571	313	(8.9)	66.1
Provision for credit losses	(12)	2	8	nm	nm
Income before income taxes	532	569	305	(6.5)	74.4
Income taxes and taxable-equivalent adjustment	133	142	76	(6.3)	75.0
Net income	399	427	229	(6.6)	74.2
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$399	$427	$229	(6.6)	74.2

Average Balance Sheet Data
Loans	$24,335	$23,705	$20,707	2.7	17.5
Other earning assets	380	315	241	20.6	57.7
Goodwill	1,787	1,700	1,761	5.1	1.5
Other intangible assets	442	355	265	24.5	66.8
Assets	28,625	27,462	24,421	4.2	17.2

Noninterest-bearing deposits	21,896	22,578	27,429	(3.0)	(20.2)
Interest-bearing deposits	83,619	78,236	70,402	6.9	18.8
Total deposits	105,515	100,814	97,831	4.7	7.9

Total U.S. Bancorp shareholders’ equity	4,106	3,815	3,593	7.6	14.3

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services generated $520 million of income before provision and taxes in the first quarter of 2023, compared with $313 million in the first quarter of 2022, and contributed $399 million of the Company’s net income in the first quarter of 2023. The provision for credit losses decreased $20 million compared with the first quarter of 2022 primarily due to slower ending loan balance growth in the current year quarter. Total net revenue increased $317 million (36.4 percent) year-over-year reflecting an increase of $212 million (76.8 percent) in net interest income and $105 million (17.6 percent) in total noninterest income. Net interest income increased primarily due to the favorable impact of higher rates on the margin benefit from deposits. Total noninterest income increased primarily driven by higher trust and investment management fees reflecting lower money market fund fee waivers and the impacts of the MUB acquisition, partially offset by the impact of unfavorable market conditions. Total noninterest expense increased $110 million (19.7 percent) compared with the first quarter of 2022 reflecting increasing compensation costs as a result of merit and core business growth, higher net shared services expense driven by investment in support of business growth and the impact of the MUB acquisition.

        5

PAYMENT SERVICES				Preliminary data
($ in millions)				Percent Change
	1Q 2023	4Q 2022	1Q 2022	1Q23 vs 4Q22	1Q23 vs 1Q22
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$651	$631	$622	3.2	4.7
Noninterest income	937	950	857	(1.4)	9.3
Securities gains (losses), net	--	--	--	--	--
Total net revenue	1,588	1,581	1,479	.4	7.4
Noninterest expense	886	895	815	(1.0)	8.7
Other intangibles	29	34	34	(14.7)	(14.7)
Total noninterest expense	915	929	849	(1.5)	7.8
Income before provision and taxes	673	652	630	3.2	6.8
Provision for credit losses	226	344	130	(34.3)	73.8
Income before income taxes	447	308	500	45.1	(10.6)
Income taxes and taxable-equivalent adjustment	112	77	125	45.5	(10.4)
Net income	335	231	375	45.0	(10.7)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$335	$231	$375	45.0	(10.7)

Average Balance Sheet Data
Loans	$36,935	$37,023	$31,740	(.2)	16.4
Other earning assets	302	110	1,023	nm	(70.5)
Goodwill	3,320	3,284	3,325	1.1	(.2)
Other intangible assets	385	387	464	(.5)	(17.0)
Assets	42,860	42,663	38,499	.5	11.3

Noninterest-bearing deposits	3,184	3,265	3,673	(2.5)	(13.3)
Interest-bearing deposits	108	152	160	(28.9)	(32.5)
Total deposits	3,292	3,417	3,833	(3.7)	(14.1)

Total U.S. Bancorp shareholders’ equity	8,968	8,542	8,017	5.0	11.9

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $673 million of income before provision and taxes in the first quarter of 2023, compared with $630 million in the first quarter of 2022, and contributed $335 million of the Company’s net income in the first quarter of 2023. The provision for credit losses increased $96 million (73.8 percent) from a year ago primarily due to the impacts of increasing delinquency rates and lower consumer liquidity. Total net revenue increased $109 million (7.4 percent) due to higher net interest income of $29 million (4.7 percent) and higher total noninterest income of $80 million (9.3 percent). Net interest income increased primarily due to higher loan yields driven by higher interest rates net of lower customer revolve rates, higher loan balances, and higher loan fees, mostly offset by higher funding costs. Total noninterest income increased year-over-year mainly due to continued strengthening of consumer and business spending across most sectors. As a result, there was strong growth in corporate payment products revenue driven by improving business spending across all product groups. In addition, merchant processing services revenue increased due to higher sales volume and higher merchant fees, partially offset by the impact of foreign currency rate changes in Europe. Total noninterest expense increased $66 million (7.8 percent) reflecting higher net shared services expense driven by investment in infrastructure and technology development, in addition to higher compensation expense due to merit and core business growth.

        6

TREASURY AND CORPORATE SUPPORT			Preliminary data
($ in millions)				Percent Change
	1Q 2023	4Q 2022	1Q 2022	1Q23 vs 4Q22	1Q23 vs 1Q22
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$133	$117	$56	13.7	nm
Noninterest income	196	(135)	225	nm	(12.9)
Securities gains (losses), net	(32)	(18)	18	(77.8)	nm
Total net revenue	297	(36)	299	nm	(.7)
Noninterest expense	583	426	253	36.9	nm
Other intangibles	--	1	--	nm	--
Total noninterest expense	583	427	253	36.5	nm
Income (loss) before provision and taxes	(286)	(463)	46	38.2	nm
Provision for credit losses	197	651	(79)	(69.7)	nm
Income (loss) before income taxes	(483)	(1,114)	125	56.6	nm
Income taxes and taxable-equivalent adjustment	(181)	(358)	(39)	49.4	nm
Net income (loss)	(302)	(756)	164	60.1	nm
Net (income) loss attributable to noncontrolling interests	(6)	(5)	(1)	(20.0)	nm
Net income (loss) attributable to U.S. Bancorp	$(308)	$(761)	$163	59.5	nm

Average Balance Sheet Data
Loans	$4,912	$3,730	$4,223	31.7	16.3
Other earning assets	212,235	205,196	206,548	3.4	2.8
Goodwill	--	--	--	--	--
Other intangible assets	36	19	--	89.5	nm
Assets	235,126	221,204	229,638	6.3	2.4

Noninterest-bearing deposits	2,718	2,776	2,586	(2.1)	5.1
Interest-bearing deposits	6,445	5,964	2,756	8.1	nm
Total deposits	9,163	8,740	5,342	4.8	71.5

Total U.S. Bancorp shareholders’ equity	5,539	7,624	15,913	(27.3)	(65.2)

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated $286 million of loss before provision and taxes in the first quarter of 2023, compared with $46 million of income before provision and taxes in the first quarter of 2022, and contributed $308 million of net loss to the Company’s net income in the first quarter of 2023. The provision for credit losses increased $276 million primarily due to increased economic uncertainty in the current quarter relative to the reduction in the allowance for credit losses associated with improving economic conditions in the first quarter of 2022. Total net revenue was lower by $2 million (0.7 percent) due to an increase of $77 million in net interest income, offset by a decrease of $79 million (32.5 percent) in total noninterest income. Net interest income increased primarily due to the acquisition of MUB, partially offset by higher funding costs. The decrease in total noninterest income was primarily due to lower tax-advantaged investment syndication revenue and securities losses. Total noninterest expense increased $330 million primarily due to merger and integration-related charges related to the acquisition of MUB, the impact of the acquisition of MUB and higher compensation expense reflecting merit, hiring to support business growth, core business growth and higher production incentives, partially offset by lower net shared services costs. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7